Exhibit 3.2

IMPAC MORTGAGE HOLDINGS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), is hereby amended, as of the Effective Time (as defined below), to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time from $0.10 per share to $0.01 per share.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall be effective at 12:02 a.m. EST on December 30, 2008 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 22 day of December, 2008.

ATTEST:		IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison	By:	/s/ William S. Ashmore
Name:	Ronald M. Morrison	Name:	William S. Ashmore
Title:	Secretary	Title:	President